Exhibit 10.21
MINDBODY, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved May 22, 2015, Originally effective as of June 18, 2015, and Amended and Restated as of December 14, 2017
MINDBODY, Inc. (the “Company”) believes that the granting of compensation to the members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2015 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards such Outside Director receives under this Policy.

1.	CASH RETAINERS
Annual Cash Retainers
No Outside Director will receive fees or other compensation on a per-meeting basis for attendance at meetings of the Board or its committees.
Each Outside Director will be eligible for the following annual cash retainers for certain Board and/or committee service:

Board Member	$32,000
Lead Independent Director (additional)	$15,000
Chairperson (additional)	$20,000
Committee Awards:	Chair	Member
Audit	$20,000	$7,500
Compensation	$10,500	$5,000
Nominating and Corporate Governance	$6,500	$3,000
Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding Company fiscal quarter, and such payment shall be made no later than thirty (30) days following the end of the applicable Company fiscal quarter.

Election for Cash Retainers to be Paid in Stock
Each Outside Director may elect that payment of the cash retainers under this Policy be settled in the form of fully-vested Restricted Stock under the Plan. An election under this paragraph must be made in an open trading window under the Company’s Insider Trading Policy by notification to the Company’s Chief Legal Officer and such election must occur no later than one month prior to the end of the Company fiscal quarter in which the relevant cash retainer otherwise is to be paid (the “Election Deadline”) for the election to be effective with respect to such cash retainer. An election shall remain in effect for cash retainers payable thereafter unless otherwise changed by the Outside Director in an open trading window by notification to the Company’s Chief Legal Officer prior to the Election Deadline for the applicable cash retainer. Each payment in the form of fully vested Restricted Stock shall (i) be made on the last day of the applicable fiscal quarter and (ii)

cover a number of Shares equal to the U.S. dollar amount of the applicable cash retainer payment, divided by the Fair Market Value of a Share on the last market trading day of the applicable Company fiscal quarter, rounded down to the nearest whole Share. For clarity, absent any election under this paragraph, cash retainers shall be paid in cash.

2.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)    Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director automatically will be granted an award of equity that may include Options, Restricted Stock Units or other form of Award, or a mix of different forms of Award with a total Value of $350,000 (an “Initial Award”) (with the number of Shares subject thereto determined based on that total Value, but rounded down to the nearest whole Share), which will become effective on the date the person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Unless otherwise determined by the Board and/or the Compensation Committee, the Initial Award shall be in the form of Restricted Stock Units. Subject to Section 4 below and Section 14 of the Plan, each Initial Award will vest as to one-fourth (1/4) of the shares subject to the Initial Award on each anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”), each Outside Director automatically will be granted an Award with a total Value equal to $180,000, subject to pro-ration as set forth in the following paragraph (an “Annual Award”) (with the number of Shares subject thereto determined based on that total Value, but rounded down to the nearest whole Share); provided, however, that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting. Unless otherwise determined by the Board and/or the Compensation Committee, the Annual Award and/or any Pro Rata Annual Award (as defined below) shall be in the form of Restricted Stock Units.
If as of the date of an Annual Meeting, an Outside Director had not been an Outside Director as of the previous Annual Meeting, then he or she will not be granted a full Annual Award and instead will be granted a pro-rated Annual Award (“Pro Rata Annual Award”) with a total Value equal to the result of (x) $180,000 multiplied by (y) a fraction (i) the numerator of which is the number of months he or she has served as an Outside Director (including any portions of a month) since he or she first became an Outside Director (such number not to exceed twelve (12) and (ii) the denominator which is twelve (12); provided that the number of Shares subject to the Pro Rata Annual Award will be rounded down to the nearest whole Share.
Subject to Section 4 below and Section 14 of the Plan, each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the first anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d)    Value. For purposes of this Policy, “Value” means (i) with respect to any award of RSUs, the Fair Market Value of the Shares subject thereto on the grant date of the award, or such other methodology the Board or the Compensation Committee of the Board (the “Compensation Committee”) may determine prior to the grant of the RSUs becoming effective, as applicable (ii) with respect to any award of stock options, the grant date fair value of such award as determined in accordance with ASC Topic 718 and the methods for determining stock-based compensation as set forth in the Company’s audited financial statements, or such other methodology the Board or the Compensation Committee may determine prior to the grant of the stock options.

3.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board and Board committee meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	ADJUSTMENTS
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	REVISIONS
The Board or the Compensation Committee, in their respective discretion, may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.

4